Exhibit 23.1

Consent of Independent Auditors

Healthways, Inc.

Nashville, Tennessee

We consent to the inclusion of our report dated December 1, 2006, with respect to the consolidated balance sheets of Axia Health Management, LLC and Subsidiaries as of September 30, 2006 and December 31, 2005, and the related consolidated statements of operations, changes in members’ equity and cash flows for the nine month period ended September 30, 2006, the year ended December 31, 2005, and the period from August 17, 2004 (inception) through December 31, 2004, which report appears in the Form 8-K/A of Healthways, Inc., dated February 7, 2007.

/s/Clifton Gunderson LLP

February 7, 2007

Phoenix, Arizona